                                                                    EXHIBIT 99.4

                               VIRBAC CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

      On September 8, 2003, Virbac Corporation ("Virbac" or the "Company") completed the acquisition of assets relating to the animal health products of King Pharmaceuticals, Inc. ("King"), for a purchase price of $15.2 million in cash. The acquired assets include certain product assets, unfilled customer orders, inventories, manufacturing equipment and intellectual property. The product portfolio includes SOLOXINE(R), a leader in canine thyroid hormone replacement and Pancrezyme(R), Tumil-K(R), Uroeze(R) and Ammonil(R) which are pancreatic and nutritional supplements. The acquisition was funded with borrowings under Virbac's Credit Agreement.

      The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and for the six months ended June 30, 2003 and 2002 combines Virbac's statements of operations for the year ended December 31, 2002 and for the six months ended June 30, 2003 and 2002 with the statements of revenues and direct expenses of King for the year ended December 31, 2002 and for the six months ended June 30, 2003 and 2002. All periods include adjustments for amortization and interest expense and are presented to reflect the acquisition as if it had occurred on January 1, 2002.

      The unaudited pro forma condensed combined financial information is based on the historical financial statements of Virbac and King, giving effect to the acquisition under the purchase method of accounting, and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed combined statements of operations. The pro forma adjustments are based on management's estimates of the value of the tangible and intangible assets acquired.

      Virbac's consolidated balance sheet at December 31, 2003, which is included in the Company's Annual Report on Form 10-K as of December 31, 2003, includes the assets of King which Virbac acquired on September 8, 2003. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the financial statements of Virbac included in the Company's December 31, 2003 Form 10-K, to which this exhibit is attached.

      The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets acquired have been recorded at their estimated fair values as of the date of the acquisition. The unaudited pro forma condensed combined statements of operations do not purport to represent what Virbac's results of operations actually would have been if the events described above had occurred as of the dates indicated or what Virbac's results will be for any future periods. The unaudited pro forma condensed combined statements of operations are based upon assumptions, estimates and adjustments that Virbac believes are reasonable and are intended for informational purposes only. The future consolidated financial position and results of operations will differ, potentially significantly, from the pro forma amounts reflected herein because of a variety of factors.

      The unaudited pro forma adjustments do not reflect any operating efficiencies and related cost savings that could result with respect to the combined businesses. The pro forma adjustments do not include any adjustments to historical revenue for any future price or product offering changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

                               VIRBAC CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

                                       VIRBAC                                   PRO FORMA
                                   (AS RESTATED)     KING      ADJUSTMENTS     CONSOLIDATED
                                   -------------    -------    -----------     ------------
Net revenue                        $      31,817    $ 1,991    $      -        $     33,808
Cost of goods sold                        19,544        927           -              20,471
                                   -------------    -------    --------        ------------
Gross profit                              12,273      1,064           -              13,338
Operating expenses                        14,260        357         284 (1)          14,901
                                   -------------    -------    --------        ------------
(Loss) income from operations             (1,987)       707        (284)             (1,563)
Interest and other expense                  (174)         -        (362)(2)            (536)
Income tax expense                             -          -           -                   -
                                   -------------    -------    --------        ------------
Net (loss) income                  $      (2,161)   $   707    $   (646)       $     (2,099)
                                   =============    =======    ========        ============

Earnings per share:
  Basic (loss) income per share    $       (0.10)   $  0.03                    $      (0.09)
                                   =============    =======                    ============
  Diluted (loss) income per share  $       (0.10)   $  0.03                    $      (0.09)
                                   =============    =======                    ============

Basic shares outstanding                  22,222     22,222                          22,222
Diluted shares outstanding                22,222     22,823                          22,222

                               VIRBAC CORPORATION
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                       VIRBAC                                   PRO FORMA
                                   (AS RESTATED)     KING      ADJUSTMENTS     CONSOLIDATED
                                   -------------    -------    -----------     ------------
Net revenue                        $      29,976    $ 2,134    $      -        $     32,110
Cost of goods sold                        17,904        621           -              18,525
                                   -------------    -------    --------        ------------
Gross profit                              12,072      1,513           -              13,586
Operating expenses                        11,300        375         544 (1)          12,219
                                   -------------    -------    --------        ------------
(Loss) income from operations                772      1,138        (544)              1,367
Interest and other expense                  (216)         -        (362)(2)            (578)
Income tax expense                           130          -           -                 130
Cumulative effect of change in
  accounting principle                    (2,204)         -           -              (2,204)
                                   -------------    -------    --------        ------------
Net (loss) income                  $      (1,518)   $ 1,138    $   (906)       $     (1,286)
                                   =============    =======    ========        ============

Earnings per share:
  Basic (loss) income per share    $       (0.07)   $  0.05                    $      (0.06)
                                   =============    =======                    ============
  Diluted (loss) income per share  $       (0.07)   $  0.05                    $      (0.06)
                                   =============    =======                    ============

Basic shares outstanding                  22,090     22,090                          22,090
Diluted shares outstanding                22,090     22,874                          22,090

(1)   Increased amortization related to intangibles purchased.

(2)   Increased interest expense for incremental borrowings.


                                                           VIRBAC CORPORATION
                                           PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                                   FOR THE YEAR ENDED DECEMBER 31, 2002
                                      -------------------------------------------------------------
                                                                                        PRO FORMA
                                        VIRBAC           KING       ADJUSTMENTS        CONSOLIDATED
                                      ----------      ----------    -----------        ------------
Net revenue                           $   60,923      $    5,643     $       --         $   66,566
Cost of goods sold                        37,103           1,752             --             38,855
                                      ----------      ----------     ----------         ----------
Gross profit                              23,820           3,891             --             27,711

Operating expenses                        22,108             957          1,088(1)          24,153
                                      ----------      ----------     ----------         ----------
(Loss) income from operations              1,712           2,934         (1,088)             3,558
Interest and other expense                  (366)             --           (719)(2)         (1,085)
Income tax expense                          (361)             --             --               (361)
Cumulative effect of change in
  accounting principle                    (2,204)             --             --             (2,204)
                                      ----------      ----------     ----------         ----------
Net (loss) income                     $   (1,219)     $    2,934     $   (1,807)        $      269
                                      ==========      ==========     ==========         ==========

Earnings per share:
  Basic (loss) income per share       $    (0.06)     $     0.13                        $     0.01
                                      ==========      ==========                        ==========
  Diluted (loss) income per share     $    (0.06)     $     0.13                        $     0.01
                                      ==========      ==========                        ==========

Basic shares outstanding                  22,115          22,115                            22,115
Diluted shares outstanding                22,115          22,774                            22,774

---------
(1)  Increased amortization related to intangibles purchased.

(2)  Increased interest expense for incremental borrowings.